Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-187884 on Form S-8 and in Registration Statement Nos. 333-195770 and 333-198491 on Form S-3 of our report dated February 27, 2015, relating to the consolidated financial statements of Taylor Morrison Home Corporation, and the effectiveness of Taylor Morrison Home Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Taylor Morrison Home Corporation for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Phoenix, Arizona

February 27, 2015